                                                                    EXHIBIT 99.2



     Sunnyvale, Calif., August 3, 1998 -- Genus, Inc. (OTC, NASDAQ: GGNS), today announced that it reached an agreement to buy back a significant portion of the $5 million of Series A Convertible Preferred Stock that was issued in February to a group of investors as part of a private placement agreement. This initiative allowed the Company to redeem $3.5 million of the outstanding
Series A shares for cash and to exchange the remaining Series A shares for Series B Convertible Preferred Stock which has a fixed conversion price of $1.25.

     "The recent sale of our ion implant assets to Varian Associates, Inc. gave us the additional cash resources needed to make this happen," commented William W.R. Elder, Genus chairman and CEO. "We believe that this action is in the best interest of Genus' shareholders as it will minimize dilution."

     Founded in 1982, Genus, Inc. designs, manufactures and markets thin films and thin film deposition equipment used in the fabrication of advanced semiconductor devices. The Company's customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea, Japan and Taiwan. Headquartered in California, Genus' offices are located at 1139 Karlstad Drive, Sunnyvale, CA 94089; telephone (408) 747-7120; fax (408) 747-7199. For the most up-to-date company, product and financial information, visit Genus' new web site at http://www.genus.com.

     This release contains forward looking statements dependent on a number of risks and uncertainties, including, but not limited, retrenchment in the semiconductor industry, general conditions in the Company's industry sector, and the additional risks and uncertainties detailed under "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998.